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         EXHIBIT 6


               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA DESCRIPTION OF PURCHASE, TRANSFER AND REDEMPTION PROCEDURES

                   VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                          (1933 FILE ACT NO. 333-82449)


         This document sets forth, as required by Rule 6e-3(T)(b)(12)(iii), the administrative procedures that will be followed by The Manufacturers Life Insurance Company of America (the "Company") and any office the Company designates for the receipt of payments and processing of policyowner requests (the "Service Office") in connection with the issuance of its modified single premium variable universal life insurance policies described in this registration statement (1933 Act file no. 333-82449) (the "Policy"), the transfer of assets held thereunder, and the redemption by policyowners of their interests in the Policy.

         I.         ISSUING A POLICY

                    A. PREMIUMS

                    The Policy permits the payment of a large initial premium and, subject to the restrictions described below, additional premiums. The minimum initial premium is $25,000. The policyowner may choose an initial premium that is 80%, 90% or 100% of the Guideline Single Premium (based on Face Amount selected by the policyowner). In the case of simplified underwriting, the initial premium must be 100% of the Guideline Single Premium for the Face Amount of the Policy.

                    The Lapse Protection Benefit applies to a Policy only if the initial premium paid is 100% of the Guideline Single Premum for the Face Amount of the Policy.

                    No premiums will be accepted prior to receipt of a completed application by the Company. All premiums received prior to the Effective Date of the Policy will be held in the general account and credited with interest from the date of receipt at the rate of return then being earned on amounts allocated to the Money Market Trust.

                    After payment of the initial premium, additional premiums may be made subject to the following conditions:

                    (a) while there is an outstanding Policy Debt, any additional premium payment will be applied first to repay the loan;
                    (b) Face Amount increases are not permitted in connection with additional premiums (Therefore, the total of all premiums paid for a Policy may not exceed 100% of the Guideline Single Premium for the Face Amount of the Policy);
                    (c) the Company may refuse or refund any premium payment (or any portion of such premium payment) that would cause the Policy to fail to qualify as life



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                  insurance under Section 7702 of the Code, and
                  (d) additional premiums may require evidence of insurability on the Life Insured satisfactory to the Company unless the additional premium is applied to repay a loan.

                  The Company will add additional premiums to Policy Value as of the Business Day* it receives the additional premium at its Service Office unless evidence of insurability is required in which case the additional premium will be added to Policy Value as of the Business Day the Company's underwriters approve the additional premium.

                  (*Business Day is any day that the New York Stock Exchange is open for trading. The Company will deem each Business day to end at the close of regularly scheduled day-time trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.)

                  The Policy is issued under the Guideline Premium Test which requires that in no event may the total of all premiums paid exceed the then-current maximum premium limitations established by federal income tax law for Policies that qualify as life insurance. If, at any time, a premium is paid which would result in total premiums exceeding the above maximum premium limitation, the Company will only accept that portion of the premium which will make the total premiums equal to the maximum. Any part of the premium in excess of that amount will be returned and no further premiums will be accepted until allowed by the then-



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                    current maximum premium limitation.

                    B.  UNDERWRITING

                    The acceptance of an application is subject to the Company's underwriting rules, and the Company reserves the right to request additional information or to reject an application for any reason. The Company will require satisfactory evidence of insurability. This may include medical exams and other information. Persons failing to meet standard underwriting classification may be eligible for a Policy with an additional rating assigned to it.

                    Under current underwriting rules, which are subject to change, proposed insureds are eligible for simplified underwriting without a medical examination if (a) their application responses and initial payment meet simplified underwriting standards and (b) the initial premium is 100% of the Guideline Single Premium. Customary underwriting standards will apply to all other proposed insured. The maximum initial premium currently permitted on a simplified underwriting basis varies with the issue age of the insured according to the following table. Simplified underwriting is not available for additional premium payments.

                                  AGE*               SIMPLIFIED UNDERWRITING
                                                     MAXIMUM INITIAL PAYMENT
                                 20-29                       $30,000
                                 30-39                       $60,000
                                 40-49                      $100,000
                                 50-74                      $150,000
                                 75-90                      $100,000

                    *In the case of a Survivorship Policy, the youngest of the
                     Life Insured.


                    C.  APPLICATION

                    To purchase a Policy, an applicant must submit a completed application. A Policy will not be issued until the underwriting process has been completed to the Company's satisfaction.

                    Policies may be issued on a basis which does not distinguish between the insured's sex, with prior approval from the Company. Generally, a Policy will only be issued on the lives of insureds from ages 20 through 90.

                    Each Policy is issued with a Policy Date, an Effective Date and an Issue Date.

                    The POLICY DATE is the date coverage takes effect under the Policy, provided the underwriting process has been completed to the Company's satisfaction and the



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                    Company has received the minimum initial premium at its
                    Service Office, and is the date from which the first monthly deductions are calculated and from which Policy Years, Policy Months and Policy Anniversaries are determined.

                    The EFFECTIVE DATE is the date the underwriters approve issuance of the Policy. If the Policy is approved without the initial premium, the Effective date will be the date the Company receives at least the minimum initial premium at its Service Office. The Effective Date is the date the Company becomes obligated under the Policy and when the first monthly deductions are deducted from the Policy Value.

                    The ISSUE DATE is the date the Company issued the Policy. It is the date from which the suicide and incontestability provisions are measured.

                    If an application is accompanied by a check for the initial premium and the application is accepted:

                    (i) the Policy Date will be the date the application and check were received at the Service Office (unless a special Policy Date is requested (See "Backdating a Policy" below);

                    (ii) the Effective Date will be the date the Company's underwriters approve issuance of the Policy; and

                    (iii) the Issue Date will be the date the Company issues the Policy.

                    If an application accepted by the Company is not accompanied by a check for the initial premium:

                    (i) the Policy Date will be the date the Company issues the Policy (unless a special Policy Date is requested (See "Backdating a Policy" below);

                    (ii) the Effective Date will be the date the Service Office receives the initial premium; and

                    (iii) the Issue Date will be the date the Company issues the Policy.

                    The initial premium must be received within 60 days after the Policy Date. If the premium is not paid or if the application is rejected, the Policy will be canceled and any partial premiums paid will be returned to the applicant.

                    D.  MINIMUM INITIAL FACE AMOUNT

                    The Company will generally issue a Policy only if it has a Face Amount that corresponds to an initial premium of at least $25,000.


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                    E. BACKDATING A POLICY

                    Under limited circumstances, the Company may backdate a Policy, upon request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a Policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the Policy. Monthly deductions will be made for the period the Policy Date is backdated.

                    Regardless of whether or not a policy is backdated, all premiums received prior to the Effective Date of a Policy will be credited with interest from the date of receipt at the rate of return then being earned on amounts allocated to the Money Market portfolio. As of the Effective Date, the premiums paid plus interest credited, net of the premium charge (if any), will be allocated among the Investment Accounts (as described below under ("Policy Value - Investment Accounts") and/or Fixed Account in accordance with the policyowner's instructions unless such amount is first allocated to the Money Market portfolio for the duration of the Right to Examine period.

                    F. TEMPORARY INSURANCE

                    In accordance with the Company's underwriting practices, temporary insurance coverage may be provided under the terms of a Temporary Insurance Agreement. Generally, temporary life insurance may not exceed $1,000,000 and may not be in effect for more than 90 days. This temporary insurance coverage will be issued on a conditional receipt basis, which means that any benefits under such temporary coverage will only be paid if the life insured meets the Company's usual and customary underwriting standards for the coverage applied for.

                    The acceptance of an application is subject to the Company's underwriting rules, and the Company reserves the right to request additional information or to reject an application for any reason.

                    Persons failing to meet standard underwriting classification may be eligible for a Policy with an additional rating assigned to it.

                    G. RIGHT TO EXAMINE THE POLICY

                    A Policy may be returned for a refund within 10 days after it is received. Some states provide a longer period of time to exercise this right. The Policy will indicate if the policyowner has a longer time. The Policy can be mailed or delivered to the Company's agent who sold it or to the Service Office. Immediately on such delivery or mailing, the Policy shall be deemed void from the beginning. Within seven days after receipt of the returned Policy at its Service Office, the Company will refund to the policyowner an amount equal to either:


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                    (1) the amount of all premiums paid, or

                    (2)
                    (a) the difference between payments made and amounts allocated to the Separate Account and the Fixed Account; plus
                    (b) the value of the amount allocated to the Separate Account and the Fixed Account as of the date the returned Policy is received by the Company; minus
                    (c) any partial withdrawals made and policy loans taken.

                    Whether the amount described in (1) or (2) is refunded depends on the requirements of the applicable state.

                    If a policyowner requests an increase in face amount, he or she will have the same rights as described above to cancel the increase. If canceled, the Policy Value and the surrender charges will be recalculated to the amounts they would have been had the increase not taken place. A policyowner may request a refund of all or any portion of premiums paid during the free look period, and the Policy Value and the surrender charges will be recalculated to the amounts they would have been had the premiums not been paid.

                    The Company reserves the right to delay the refund of any premium paid by check until the check has cleared.

                    H. PREMIUM ALLOCATION

                    No premiums will be accepted prior to receipt of a completed application by the Company. All premiums received prior to the Effective Date of the Policy will be held in the general account of the Company and credited with interest from the date of receipt at the rate of return then being earned on amounts allocated to the Money Market Trust.

                    On the later of the Effective Date or the Business Day a premium is received, the Net Premiums paid plus interest credited will be allocated among the Investment Accounts or the Fixed Account in accordance with the policyowner's instructions.

                    All Net Premiums received on or after the Effective Date will be allocated among Investment Accounts or the Fixed Account as of the Business Day the premiums were received at the Service Office. Monthly deductions are due on the Policy Date and at the beginning of each policy month thereafter. However, if due prior to the Effective Date, they will be taken on the Effective Date instead of the dates they were due.

                    Premiums may be allocated to either the Fixed Account for accumulation at a rate of interest determined by the Company (the rate of interest will be at least 4%) or to one or more of the Investment Accounts for investment in the



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                    Portfolio shares held by the corresponding sub-account of
                    the Separate Account. Allocations among the Investment Accounts and the Fixed Account are made as a percentage of the premium. The percentage allocation to any account may be any number between zero and 100, provided the total allocation equals 100. A policyowner may change the way in which premiums are allocated at any time without charge. The change will take effect on the date a written request for change satisfactory to the Company is received at the Service Office. A policyowner may also change premium allocation by telephone if he or she has a currently valid authorization form on file with the Company.

         III.       POLICY VALUE

                    A. DETERMINATION OF THE POLICY VALUE

                    A Policy has a Policy Value, a portion of which is available to the policyowner by making a policy loan or partial withdrawal, or upon surrender of the Policy. The Policy Value may also affect the amount of the death benefit. The Policy Value at any time is equal to the sum of the values in the Investment Accounts, the Fixed Account, and the Loan Account.

                    B. INVESTMENT ACCOUNTS

                    An Investment Account is established under each Policy for each sub-account of the Separate Account to which net premiums or transfer amounts have been allocated. Each Investment Account under a Policy measures the interest of the Policy in the corresponding sub-account. The value of the Investment Account established for a particular sub-account is equal to the number of units of that sub-account credited to the Policy times the value of such units.

                    C. FIXED ACCOUNT

                    Amounts in the Fixed Account do not vary with the investment performance of any sub-account. Instead, these amounts are credited with interest at a rate determined by the Company.

                    D. LOAN ACCOUNT

                    Amounts borrowed from the Policy are transferred to the Loan Account. Amounts in the Loan Account do not vary with the investment performance of any sub-account. Instead, these amounts are credited with interest at a rate which is equal to the amount charged on the outstanding Policy Debt (the aggregate amount of policy loans, including borrowed and accrued interest, less any loan repayments) less the Loan Interest Credited Differential set forth in the Policy. (See "Policy Loans - Interested Credited to Loan Account" below).

                    E. UNITS AND UNIT VALUES

                           Crediting and Canceling Units

                    Units of a particular sub-account are credited to a Policy when net premiums are allocated to that sub-account or amounts are transferred to that sub-account. Units of a sub-account are canceled whenever amounts are deducted, transferred



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                    or withdrawn from the sub-account. The number of units
                    credited or canceled for a specific transaction is based on the dollar amount of the transaction divided by the value of the unit on the Business Day on which the transaction occurs. The number of units credited with respect to a premium payment will be based on the applicable unit values for the Business Day on which the premium is received at the Service Office, except for any premiums received before the Effective Date. For premiums received before the Effective Date, the values will be determined on the Effective Date.

                    Units are valued at the end of each Business Day. When an order involving the crediting or canceling of units is received after the end of a Business Day, or on a day which is not a Business Day, the order will be processed on the basis of unit values determined on the next Business Day. Similarly, any determination of Policy Value, Investment Account value or death benefit to be made on a day which is not a Business Day* will be made on the next Business Day.


                           Unit Values

                    The value of a unit of each sub-account was initially fixed at $10.00. For each subsequent Business Day the unit value for that sub-account is determined by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the that sub-account on such subsequent Business Day.

                    The net investment factor for a sub-account on any Business Day is equal to (a) divided by (b), where:

                    (a) is the net asset value of the underlying Portfolio shares of Manufacturers Investment Trust held by that sub-account as of the end of such Business Day before any policy transaction are made on that day; and

                    (b) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of the immediately preceding Business Day after all policy transaction were made for that day.

                    The value of a unit may increase, decrease, or remain the same, depending on the investment performance of a sub-account from one Business Day to the next.

         V.         TRANSFER OF POLICY VALUE

                    A. GENERAL TRANSFERS

                    At any time, a policyowner may transfer Policy Value (the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts) from one sub-account to another or to the Fixed Account. Transfer requests must be in writing in a format satisfactory to the Company, or by telephone if a currently valid telephone transfer authorization form is on file.


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                    The Company reserves the right to impose limitations on
                    transfers, including the maximum amount that may be transferred. The Company also reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable law. Transfers may also be delayed when any of the events described below occur:

                    (i) the New York Stock Exchange is closed for trading (except for normal weekend and holiday closings),
                    (ii) trading on the New York Stock Exchange is restricted,
                    (iii) an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets or
                    (iv) the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether the conditions described in (ii) and (iii) exist.

                    Transfer privileges are also subject to any restrictions that may be imposed by the Trust. In addition, the Company reserves the right to defer the transfer privilege at any time that the Company is unable to purchase or redeem shares of the Trust.

                    A policyowner may make up to twelve transfers each policy year free of charge. Additional transfers in each policy year may be made at a cost of per transfer as set forth in the currently effective prospectus. This charge will be deducted from the Investment Account or the Fixed Account to which the transfer is being made. All transfer requests received by the Company on the same Business Day are treated as a single transfer request. Transfers under the Dollar Cost Averaging and Asset Allocation Balancer programs do not count against the number of free transfers permitted per Policy Year.

                    While the Policy is in force, the policyowner may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring transfer charges:

                    (a) within eighteen months after the Issue Date; or
                    (b) within 60 days of the effective date of a material
                        change in the investment objectives of any of the sub-accounts or within 60 days of the date of notification of such change, whichever is later.
                    Such transfers will not count against the twelve transfers that may be made free of charge in any Policy Year.

                    The maximum amount that may be transferred from the Fixed Account in any one policy year is the greater of $500 or 15% of the Fixed Account Value at the previous Policy Anniversary. Any transfer which involves a transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust.


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                    Although failure to follow reasonable procedures may result in the Company being liable for any losses resulting from unauthorized or fraudulent telephone transfers, the Company will not be liable for following instructions communicated by telephone that the Company reasonably believes to be genuine. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Such procedures shall consist of confirming that a valid telephone authorization form is on file, tape recording of all telephone transactions and providing written confirmation thereof.

         VI.        POLICY SURRENDER AND PARTIAL WITHDRAWALS

                    A.  POLICY SURRENDER

                    A Policy may be surrendered for its Net Cash Surrender Value at any time while the life insured is living. The Net Cash Surrender Value is equal to the Policy Value less any surrender charges and outstanding monthly deductions due (the "Cash Surrender Value") minus the Policy Debt. The Net Cash Surrender Value will be determined at the end of the Business Day on which the Company receives the Policy and a written request for surrender at its Service Office. After a Policy is surrendered, the insurance coverage and all other benefits under the Policy will terminate.

                    A policyowner may make a partial withdrawal of the Net Cash Surrender Value after the first Policy Anniversary. The minimum partial withdrawal amount is $500. The policyowner may specify the portion of the withdrawal to be taken from each Investment Account and the Fixed Account. In the absence of instructions, the withdrawal will be allocated among such accounts in the same proportion as the Policy Value in each account bears to the Net Policy Value (Policy Value less the value in the Loan Account).

                    If the withdrawal would cause the Policy Value to fall below $25,000, we will treat the withdrawal request as a full surrender of the Policy.

                    If a partial withdrawal is made, the Face Amount of the Policy will be reduced by the same percentage that the Policy Value is reduced due to the withdrawal. The reduced Face Amount is determined by the following formula: (a) multiplied by (b), where:

                    (a) is the Face Amount prior to the withdrawal; and
                    (b) is the Policy Value after the withdrawal, divided by the Policy Value prior to the withdrawal

                    If the reduction in the Face Amount would require the return of premiums in order for the policy to qualify as life insurance under Section 7702 of the Code, or any other equivalent section of the Code, then we will return premiums, with



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                    interest, in the year of reduction, or in any subsequent
                    year that the return of premiums is required. If necessary, we will also limit the amount of the withdrawal so that the Face Amount does not fall below the Face Amount associated with the minimum initial premium of $25,000 and the percent of Guideline Single Premium selected. The decrease in Face Amount will be effective as of the date of the withdrawal.

                    As long as the Policy is in force, the Company will ordinarily pay any policy loans, surrenders, partial withdrawals or insurance benefit within seven days after receipt at its Service Office of all the documents required for such a payment. The Company may delay the payment of any policy loans, surrenders, partial withdrawals, or insurance benefit that depends on Fixed Account values for up to six months. In the case of any Investment Account, the Company may delay payment during any period during which:

                    (i) the New York Stock Exchange is closed for trading (except for normal weekend and holiday closings),
                    (ii)  trading on the New York Stock Exchange is restricted
                    (iii) an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets or
                    (iv) the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether the conditions described in (ii) and (iii) exist.

                    B.  SURRENDER CHARGES

                    The Company will deduct a Surrender Charge if during the first 10 years following the Policy date, or the effective date of a Face Amount increase:

                    - the Policy is surrendered for its Net Cash Surrender
                      Value,
                    - a partial withdrawal is made (above the Free Withdrawal
                      Amount), or
                    - the Policy terminates due to default.

                    Surrender Charge Calculation

                    The Surrender Charge is determined by multiplying the amount withdrawn or surrendered in excess of the Free Withdrawal Amount by the applicable total Surrender Charge percentage shown in the table below.

                       Policy Year             Surrender Charge
                       1                       10.00%
                       2                        9.00%
                       3                        8.00%
                       4                        7.00%
                       5                        6.00%



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                       6                        5.00%
                       7                        4.00%
                       8                        3.00%
                       9                        1.50%
                      10+                         0%

                    If necessary, the the Company will reduce the surrender charge deducted upon a partial withdrawal or a surrender of the Policy so that the sum of all premium loads, the administration charges and surrender charge deducted (including the surrender charge to be deducted upon such partial withdrawal or surrender) does not exceed 10% of aggregate payments made during the first Policy Year.

                    The Company will allocate the deduction of the Surrender Charge for a withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal. If the withdrawal plus the Surrender Charge allocated to a particular account are greater than the value of that account, the Company will reduce the portion of the withdrawal allocated to that account. The Company will reduce the allocated portion so that the withdrawal plus the charge allocated to the account equals the value of the account. If the amount in all accounts is not sufficient to pay the Surrender Charge, the Company will reduce the amount of the withdrawal.

                    A portion of the Net Cash Surrender Value may be withdrawn without being subject to a Surrender Charge (the "Free Withdrawal Amount"). The Free Withdrawal Amount is the greater of 10% of the total premiums or 100% of Earnings. In determining what, if any, portion of a partial withdrawal is in excess of the Free Withdrawal Amount, all previous partial withdrawals that have occurred in the current Policy Year are included.

         VII.       LAPSE AND REINSTATEMENT

                    A.  LAPSE

                     Unless the Lapse Protection Benefit is in effect, a Policy will go into default if at the beginning of any Policy Month the Policy's Net Cash Surrender Value would be zero or below after deducting the monthly deduction then due. Therefore, a Policy could lapse eventually if increases in Policy Value (prior to deduction of Policy charges) are not sufficient to cover Policy charges. A Policy could also lapse if the Policy Debt is greater than the Cash Surrender Value since the Lapse Protection Benefit terminates on any date that the Policy Debt exceeds the Cash Surrender Value. The Company will notify the policyowner of the default and will allow a 61 day grace period (from the date the Policy goes into default) in which the policyowner may make a premium payment sufficient to bring the Policy out of default. The required payment will be equal to the amount necessary to bring the Net Cash Surrender Value to zero, if it was less than zero on the date of default, plus the sum of (a) the


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                     monthly deductions due at the date of default and (b) the
                     amount equal to the monthly deductions due to the later of the next Policy Anniversary or for at least three Policy Months. If the required payment is not received by the end of the grace period, the Policy will terminate with no value.

                           Death During Grace Period

                    If the life insured should die during the grace period, the Policy Value used in the calculation of the death benefit will be the Policy Value as of the date of default and the insurance benefit will be reduced by any outstanding monthly deductions due at the time of death.

                           Maturity Advantage Option

                    If the Policy is extended after the Maturity Date by electing the Maturity Advantage Option, the Policy will go into default after the Maturity Date if any of the following occur the Policy Debt equals or exceed the Policy Value.

                    The Company will notify the policyowner of the default and will allow a 61 day grace period (from the date the Policy goes into default) in which the policyowner may make a payment of the loan interest which would then bring the Policy out of default. If the required payment is not received by the end of the grace period, the Policy will terminate with no value.

                    B.  REINSTATEMENT

                    A policyowner can, by making a written request, reinstate a Policy which has terminated after going into default at any time within the five-year period following the date of termination subject to the following conditions:

                    (a) In the case of a Survivorship Policy, the Policy may not be reinstated if any of the Life Insured have died since the Policy lapsed;

                    (b) Evidence of the life insured's insurability, satisfactory to the Company is provided to the Company;

                    (c) A premium equal to the amount that was required to bring the Policy out of default immediately prior to termination, plus an amount equal to the Monthly Deductions due until the next Policy Anniversary or for at least three Policy Months is paid.

                    If the reinstatement is approved, the date of reinstatement will be the later of the date the Company approves the policyowner's request or the date the required payment is received at the Company's Service Office. In addition, any surrender charges will be reinstated to the amount they were at the date of default. The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the Policy terminated.


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                    C.  LAPSE PROTECTION BENEFIT

                    The Lapse Protection Benefit protects the Policy from going into default. As long as this benefit is in force and any outstanding Policy Debt is less than the Cash Surrender Value, the Policy will not go into default.

                    The Lapse Protection Benefit applies to a Policy only if the initial premium paid is 100% of the Guideline Single Premium for the Face Amount of the Policy.

                    The Lapse Protection Benefit terminates on the Maturity Date of the Policy unless the Maturity Advantage option has been elected.

         VIII.      POLICY LOANS

                    While the Policy is in force and has an available loan value, a policyowner may borrow against the Policy Value of the Policy. The Policy serves as the only security for the loan.

                    A.  AVAILABLE LOAN VALUE

                    The amount of any loan cannot exceed 90% of the Net Cash Surrender Value.

                    B.  INTEREST CHARGED ON POLICY LOANS

                    Interest on the Policy Debt will accrue daily and be payable annually on the Policy Anniversary. During the first ten Policy Years, the rate of interest charged will be an effective annual rate of 6.00%.

                    C.  INTERESTED CREDITED TO THE LOAN ACCOUNT

                    Nonpreferred Loans

                    Interest will be credited to amounts in the Loan Account at an effective annual rate of 4.00%. The actual rate credited is equal to the rate of interest charged on the policy loan less than the Loan Interest Credited Differential, which is currently 2%. (The Loan Interest Credited Differential is the difference between the rate of interest charged on a policy loan and the rate of interest credited to amounts in the Loan Account.)

                    Preferred Loans

                    Preferred interest rates are available in the case of loans of amounts that represent Earnings on the Policy.


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                     Interest will be credited to amounts in the Loan Account at an effective annual rate of 6.00%. The actual rate credited is equal to the rate of interest charged on the policy loan less the Loan Interest Credited Differential, which is currently 0.50%.

                     The Company may change the Current Loan Interest Credited Differential as of 90 days after sending you written notice of such change.

                     D.  LOAN ACCOUNT

                     When a loan is made, the amount necessary to cover the loan principal, plus loan interest due to the next Policy Anniversary, will be deducted from the Investment Accounts or the Fixed Account and transferred to the Loan Account. Amounts transferred into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary. The policyowner may designate how the amount to be transferred to the Loan Account is allocated among the accounts from which the transfer is to be made. In the absence of instructions, the amount to be transferred will be allocated to each account in the same proportion as the value in each Investment Account and the Fixed Account bears to the Net Policy Value. A transfer from an Investment Account will result in the cancellation of units of the underlying sub-account equal in value to the amount transferred from the Investment Account. However, since the Loan Account is part of the Policy Value, transfers made in connection with a loan will not change the Policy Value.

                     E.  LOAN ACCOUNT ADJUSTMENTS

                     On the first day of each Policy Anniversary the difference between the Loan Account and the Policy Debt is transferred to the Loan Account from the Investment Accounts or the Fixed Account. Amounts transferred to the Loan Account will be taken from the Investment Accounts and the Fixed Account in the same proportion as the value in each Investment Account and the Fixed Account bears to the Net Policy Value.

                     F.  LOAN REPAYMENTS

                     Policy Debt may be repaid in whole or in part at any time prior to the death of the life insured, provided that the Policy is in force. When a repayment is made, the amount is credited to the Loan Account and transferred to the Fixed Account or the Investment Accounts. Loan repayments will be allocated first to the Fixed Account until the associated Loan Sub-Account is reduced to zero and then to each Investment Account in the same proportion as the value of the corresponding Loan Sub-Account bears to the value of the Loan Account.

                     Where permitted by applicable state law, any additional premium payment will be applied first to repay outstanding loan balances.


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         VIII.        MATURITY DATE

                      Provided that the Policy is in force and the Life Insured (last-to-die of the life insured in the case of a Survivorship Policy) is alive, the Company will pay the policyowner the Policy Value (less any outstanding Policy
                      Debt) calculated as of the Maturity Date (the Maturity Date is stated in the Policy).

                      MATURITY ADVANTAGE OPTION

                      If the Life Insured is alive (or in the case of a Survivorship Policy, the last to die of the Life Insured is alive) on the Maturity Date, the policyowner may elect to continue the Policy. The Policyowner's written election to continue the Policy must be received at the Service Office prior to the Maturity Date. If this election is made, the Policy will continue in force subject to the following:

                      (a) any existing Investment Account Value will be transferred to the Fixed Account;
                      (b) no additional premium payments will be accepted although loan repayments will be accepted;
                      (c) no additional charges or deductions will be assessed;
                      (d) interest on any Policy Debt will continue to accrue;
                      (e) the death benefit described below will be payable to the beneficiary upon receipt of due proof of death of the Life Insured.

                      The death benefit payable after the Maturity Date if the Maturity Advantage Option is elected is the greater of the Face Amount or the Minimum Death Benefit (as described above) less any Policy Debt due at the date of death.

                      If the Policy is continued after the Maturity Date, the Policy will go into default after the Maturity Date if the Policy Debt equals or exceeds the Policy Value. The Company will notify the policyowner of the default and will allow a 61 day grace period (from the date the Policy goes into default) in which the policyowner may make a payment of the loan interest which would then bring the Policy out of default. If the required payment is not received by the end of the grace period, the Policy will terminate with no value.

         VIII.        TERMINATION

                      The Policy will terminate on the earliest to occur of the following events:

                      (a) the end of the grace period for which the policyowner has not paid the amount necessary to bring the Policy out of default,
                      (b) surrender of the Policy for its Net Cash Surrender Value;
                      (c) the Maturity Date unless the policyowner has elected the Maturity Advantage option;
                      (d) the death of the Life Insured.


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